IMBIBEdesign.com
Exhibit 10.1

August 2, 2011

Armenian Icewine Consultation Proposal for
Armeau Brands Inc.
by IMBIBEdesign

Dear Arto Tavukciyan,

I am very pleased to present you with the following proposal outlining the scope of work, schedule, deliverables, and terms of agreement for the Icewine design and production process in Armenia.

The present scope of work encompasses the preliminary research and consultation, the one week research and scouting trip to Armenia, selection of vineyard sites and winemaking facilities, as well as the report and the Icewine production protocol.

Scope of Work:
1. Preliminary Research
•	Research on climate, viticulture and winemaking in Armenia.
2. Site Visit
•	Travel to Armenia. Interpreter will be provided by the client, if necessary. Expected length of travel is one week.
•	Meet with the client to gather information about the proposed project, its goals, the site, and the climate.
•	Visit the possible subject sites with the client to get first-hand impressions of local conditions and the potential for viticulture suitable for Icewine, and winery facilities.
•	Meet with local expert on viticultural potential and conditions, as well as experienced local grape growers (to be recommended and arranged by the client).
•	Visit any other sites or wineries in the area that may be relevant, as deemed necessary.
•	If appropriate, participate in tasting and evaluation of local and regional wines, to be arranged by the client. This is to help research the current market, and delineate the potential that has been reached so far by local wine producers.
•	Investigate the regional and local potential for Icewine production based on the climate data made available by the client, as well as the site characteristics.
3. Follow-Up and Report on Site Visit, Recommendations
•	Prepare brief report of site- and project-specific vineyard site considerations that must be taken into account.
•	Give an outline of special considerations for Icewine production in both the vineyard site and winery specifications and requirements.
IMBIBEdesign.com 5266 Coldham Rd, Peachland, BC, Canada  V0H 1X2
Tel: 250.448.6112 E: info@imbibedesign.com

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4. Development of Production Protocol
•	Work with client to develop stylistic and technical specifications for target Icewine product(s)
•	Develop Icewine production protocol suitable for winery partner, and client
•	Set up dialog with selected winery partners to ensure that Icewine production protocol will be followed, and necessary support (lab and quality control, for example) and equipment is in place and working
•	List supplies needed for Icewine production, help source these supplies for winery
•	Work with winery partner in preparation of harvest, ensure harvest readiness

Estimated Maximum Fees:                                                                                                                                                  $8,000
IMBIBEdesign’s fee for the above scope of work are estimated to be less than $8,000, plus reimbursable expenses described below, and HST. We are assuming a total of 7 days of travel and client visits in Armenia involving Tilman Hainle.

Additional services, such as change in the scope of work by the Client, will be billed at our normal hourly billing rates of $135, or negotiated separately.

Travel time to and from Armenia is included in this proposal, as there is a site visit planned.

A retainer of $4,000 will be required by IMBIBEdesign in order to begin work. Billing will occur on a monthly progress basis.

Reimbursable Expenses:
Reimbursable expenses will be charged at cost.  Reimbursable expenses are not included in our fee indicated.
IMBIBEdesign reimbursable expenses include, but are not limited to:
•	printing or copying of documents
•	delivery, courier, Parcel Post or similar charges
•	internet and telephone charges incurred while traveling and working on behalf of the client
•	travel, accommodation, and meal costs not covered by the client, as necessary to perform outlined duties (a flat rate of $0.50 / km will be charged for travel in IMBIBEdesign’s own vehicles)

Deliverables:
IMBIBEdesign will complete and document all of the services described in this proposal:
•	Initial project familiarization and investigation.
•	Meeting with the client and viticultural and winemaking partners near the project site
•	Investigation of different viticultural areas and vineyard sites
IMBIBEdesign.com 5266 Coldham Rd, Peachland, BC, Canada  V0H 1X2
Tel: 250.448.6112 E: info@imbibedesign.com

IMBIBEdesign.com
•	Inspection of chosen winery partner facility
•	Visit and meeting with local agricultural and viticultural experts, if appropriate
•	Report presented to the Client outlining:
o	site- and project-specific vineyard and winery considerations
o	winery requirements
o	special considerations of Icewine production
o	stylistic and technical targets for Icewine product(s)
o	outline of winemaking requirements and procedures for the production of Icewine

The final documents will be in written form. The reports will be presented electronically, and on request in printed form. A face-to-face client meeting to present and discuss the report can be arranged.

Additional services, outside the stated scope of work, necessary to complete the stages as noted above will be either the responsibility of the Client or delivered by IMBIBEdesign as negotiated with the Client. It is the Client’s responsibility to provide IMBIBEdesign with the requested information necessary to complete the above services.

Proposed Project Schedule:
•	The Scope of Work is scheduled to occur in September 2011, with firm dates yet to be established. IMBIBEdesign will make every reasonable effort to be available at a time suitable to the Client.
•	The Client understands that IMBIBEdesign has other clients and ongoing projects, which will make demands on IMBIBEdesign resources during the time frame that this work will occur.
•	IMBIBEdesign will endeavour to have a draft final report ready for review within ten days following the conclusion of the site visit described above.

Conditions:
•	This proposal is valid until August 10, 2011.
•	No warranty or representation, expressed or implied, is included or intended in our proposals, contracts, plans, recommendations or reports. The Client shall hold IMBIBEdesign harmless in and from all claims, liabilities, damages and detriments not arising from the IMBIBEdesign’s actual negligence or malfeasance.
•	IMBIBEdesign will assume that data, information and work supplied by the Client is complete, accurate and suitable.
•	The retainer will be held by IMBIBEdesign, and applied to the final invoice related to this Scope of Work.
•	IMBIBEdesign’s invoices are due on receipt. A financing charge of 1.5% per month will apply to unpaid balances after 30 days from the date of invoice.

IMBIBEdesign.com 5266 Coldham Rd, Peachland, BC, Canada  V0H 1X2
Tel: 250.448.6112 E: info@imbibedesign.com

IMBIBEdesign.com
Confidentiality:
IMBIBEdesign is willing to execute a separate confidentiality and non-disclosure agreement, if necessary.

Termination:
•	Either party upon thirty days written notice may terminate this agreement.
•	This agreement may be terminated upon seven days written notice should the other party fail substantially to perform in accordance with its terms, through no fault of the party initiating the termination.
•	Termination can occur at any point in the process, and the Client will be required to pay for services completed at the point of termination.

Next Steps:
The vineyard and winery site inspections, as well as the meetings with the local winemaking and viticultural experts are the first steps toward the realization of the project.  Building on the assessments performed in this stage, IMBIBEdesign will work with the winery facility chosen to guide them through the steps needed for the Icewine production.

On behalf of IMBIBEdesign, I can say that I am very pleased to be considered for this unique and aspiring project, and look forward to helping to make it a reality.

Please sign and date this document below and return a copy so that we may proceed. If you authorize us verbally or electronically to proceed prior to our receiving a signed copy, we will assume that you have agreed to accept the terms stated here, and on that basis, we will proceed with the services.

For your convenience, we also offer the ability to make payments by VISA and MasterCard credit cards.

Please do not hesitate to contact me with any questions you might have.

Kind Regards,

Tilman Hainle
IMBIBEdesign

Accepted, Date August 12, 2011

Client: Armeau Brands Inc.

Authorized Signature /s/  Arto Tavukciyan
Print Name: Arto Tavukciyan

IMBIBEdesign.com 5266 Coldham Rd, Peachland, BC, Canada  V0H 1X2
Tel: 250.448.6112 E: info@imbibedesign.com